EXHIBIT 99

NEWS:

The Sherwin-Williams Company	• 101 West Prospect Avenue	• Cleveland, Ohio 44115	• (216) 566-2140

The Sherwin-Williams Company Reports 2018 Second Quarter Financial Results

•	Consolidated net sales increased 27.8% in the quarter to a record $4.77 billion; Valspar increased consolidated net sales $783.9 million, or 21.0%, in the quarter, as Valspar annualized June 1st
•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 6.8% in the quarter
•

Diluted net income per share increased 26.5% to $4.25 per share in the quarter, including charges of $1.23 per share for acquisition-related costs and $.25 per share related to environmental provisions, compared to $3.36 per share in the second quarter 2017

•

Adjusted diluted net income per share, excluding acquisition-related costs and environmental provisions, increased 26.8% to a record $5.73 per share in the quarter compared to $4.52 per share in the second quarter 2017

•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations increased 29.3% in the six months to $1.33 billion
•	Raising FY18 adjusted EPS guidance to $19.05 to $19.35 per share, excluding acquisition-related costs and environmental provisions, compared to $15.07 per share on a comparable basis in FY17

CLEVELAND, OHIO, July 24, 2018 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter ended June 30, 2018. Compared to the same period in 2017, consolidated net sales increased $1.04 billion, or 27.8%, to $4.77 billion in the quarter and increased $2.24 billion, or 34.5%, to $8.74 billion in six months due primarily to the addition of Valspar sales, higher paint sales volume in The Americas Group and selling price increases. Incremental Valspar sales from April and May 2018 increased net sales by 21.0% in the quarter. Incremental Valspar sales from the five months ended May 2018 increased net sales 28.5% for the first six months. As a result of the new revenue standard (ASC 606) adopted in the first quarter of 2018, certain advertising support that was previously classified as selling, general and administrative expenses is now classified as a reduction of revenue with no effect on net income. The new revenue standard reduced consolidated net sales approximately 1.1% in the quarter and .6% in the first six months.

Diluted net income per share in the quarter increased to $4.25 per share from $3.36 per share in 2017. Second quarter 2018 diluted net income per share included charges of $1.23 and $.25 per share from acquisition-related costs and environmental expense provisions, respectively. Valspar operations increased diluted net income per share by $.91 per share in the quarter, including a $.40 per share charge from interest expense on new debt. Currency translation rate changes decreased diluted net income per share in the quarter by $.04 per share. Second quarter 2017 diluted net income per share included a $.72 per share charge from acquisition-related costs. Diluted net income per share in the first six months increased to $6.86 per share from $5.90 per share in 2017. First six months 2018 diluted net income per share included charges of $2.18 and $.25 per share from acquisition-related costs and environmental expense provisions, respectively. Valspar operations increased diluted net income per share by $1.59 per share in the first six months, including an $.80 per share charge from interest expense on new debt. Currency translation rate changes had a minimal impact on diluted net income per share in the first six months 2018. Diluted net income per share for the first six months 2017 included a $.44 per share charge for discontinued operations and an $.80 per share charge from acquisition-related costs.

Net sales in The Americas Group increased 7.7% to $2.63 billion in the quarter and increased 7.2% to $4.71 billion in six months due primarily to higher architectural paint sales volume across most end market segments and selling price increases. Currency translation rate changes decreased Group net sales by .5% and .3% in the quarter and six months, respectively. Net sales from stores in the U.S. and Canada open for more than twelve calendar months increased 6.8% in the quarter and 6.1% in six months over last year’s comparable periods. Segment profit increased $37.2 million to $569.9 million in the quarter and increased $69.4 million to $907.3 million in six months due primarily to higher paint sales volume and selling price increases, partially offset by increased raw material costs. Segment profit as a percent to net sales decreased in the quarter to 21.7% from 21.9% last year as improved operating margins were not enough to offset unfavorable foreign currency transaction losses and a postretirement benefit settlement gain in the second quarter 2017. In the first six months, segment profit as a percent to net sales increased to 19.3% of net sales from 19.1% last year due to higher paint sales volume and selling price increases partially offset by increased raw material costs.

Net sales of the Consumer Brands Group increased 45.0% to $777.7 million in the quarter and increased 66.8% to $1.43 billion in six months due primarily to the inclusion of Valspar sales and selling price increases, partially offset by lower volume sales to some of the Group’s retail customers. Incremental Valspar sales from April and May 2018 increased Group net sales 42.7% in the quarter. Incremental Valspar sales from the five months ended May 2018 increased Group net sales 67.4% for the first six months. Currency translation rate changes increased Group net sales by .7% and 1.1% in the quarter and six months, respectively. The new revenue standard reduced Group net sales by 5.1% in the quarter and 3.7% in six months. Segment profit increased to $90.9 million in the quarter from $76.1 million last year due primarily to the inclusion of Valspar operations and selling price increases, partially offset by increased raw material costs and acquisition-related impacts. As a percent of net external sales, segment profit decreased in the quarter to 11.7% from 14.2% last year due primarily to acquisition-related impacts and higher raw material costs, partially offset by selling price increases. In the quarter, segment profit was increased by incremental Valspar operations profit for April and May of $19.5 million. Purchase accounting net expense in the quarter was $28.5 million, an increase of $8.0 million over the prior year. Segment profit increased to $165.1 million in the first six months from $132.0 million last year. Segment profit for the first six months was increased by incremental Valspar operations profit for the first five months of $75.8 million. Purchase accounting net expense through six months was $60.4 million, an increase of $39.8 million. As a percent of net external sales, segment profit decreased in the first six months to 11.5% from 15.4% last year due primarily to acquisition-related impacts.

The Performance Coatings Group’s net sales stated in U.S. dollars increased 79.9% to $1.37 billion in the quarter and increased 108.5% to $2.60 billion in six months due primarily to the inclusion of Valspar sales and selling price increases. Incremental Valspar sales from April and May 2018 increased Group net sales 72.9% in the quarter. Incremental Valspar sales from the five months ended May 2018 increased Group net sales 102.2% for the first six months. Currency translation rate changes increased Group net sales by .7% and 1.9% in the quarter and six months, respectively. Stated in U.S. dollars, segment profit increased in the quarter to $144.2 million from $62.3 million last year due primarily to the inclusion of Valspar operations and selling price increases, partially offset by increased raw material costs. Currency translation rate changes decreased segment profit $2.5 million in the quarter. As a percent to net external sales, segment profit increased in the quarter to 10.5% from 8.2% last year. In the quarter, segment profit was increased by incremental Valspar operations profit for April and May of $86.3 million. Purchase accounting net expense in the quarter was $47.6 million, an increase of $9.3 million over the prior year. Stated in U.S. dollars, segment profit increased in the first six months to $235.0 million from $119.5 million last year due primarily to the inclusion of Valspar operations. Currency translation rate changes increased segment profit by $2.1 million in the first six months. Segment profit for the first six months was increased by incremental Valspar operations profit for the first five months of $184.3 million. Purchase accounting net expense through six months was $105.1 million, an increase of $66.8 million. As a percent of net external sales, segment profit decreased in the first six months to 9.0% from 9.6% last year.

The Company purchased 850,000 shares of its common stock in the six months ended June 30, 2018. At June 30, 2018, the Company had remaining authorization to purchase 10.80 million shares of its common stock through open market purchases. In the first six months, the Company opened 22 net new store locations in The Americas Group. The Valspar acquisition valuation was finalized in the second quarter 2018 resulting in depreciation of $44 million and amortization of $300 million on an annual basis.

Commenting on the second quarter, John G. Morikis, Chairman, President and Chief Executive Officer, said, “The Company posted record results in net sales, gross profit, and profit before taxes in the second quarter, aided by the Valspar acquisition which continues to build momentum. Consolidated earnings per share expanded by 26.8% percent in the quarter, excluding acquisition-related costs and environmental expense provisions impacts in both years. Underlying demand remained solid across most of our end market segments during the quarter. At the same time, raw material costs continued to inflate during the quarter at a rate slightly higher than anticipated. We continue to focus on offsetting these escalating costs by controlling spending and implementing price increases.

“All three operating segments delivered year-over-year improvement in net sales and profit. The Americas Group posted another strong quarter of volume growth and profit improvement. The Consumer Brands Group is executing well on its expanded partnership with one of its largest customers. The Performance Coatings Group had sales and volume growth across most of its businesses and improved their operating margin on good cost control and effective pricing actions. The Valspar acquisition passed the one year anniversary on June 1, 2018, and both the Consumer Brands and Performance Coatings Groups are ahead of schedule in integrating their respective businesses.

“For the third quarter, we anticipate our consolidated net sales will increase a mid-to-high single digit percentage compared to last year’s third quarter. For the full year 2018, we expect our consolidated net sales will increase by a high teens to low twenty percentage, including incremental Valspar sales of $1.85 billion for the first five months of 2018, compared to the full year 2017. With annual sales at this level, we are updating our full year 2018 diluted net income per share to be in the range of $15.00 to $15.20 per share, including charges of $3.80 to $3.90 per share for acquisition-related costs and $.25 per share for environmental expense provisions. Diluted net income per share in 2017 was $18.67 per share, including a one-time benefit of $7.04 per share from deferred income tax reductions, a one-time charge of $.44 per share for discontinued operations and a charge of $3.00 per share for acquisition-related costs. We are raising our full year 2018 adjusted diluted net income per share to be in the range of $19.05 to $19.35 per share, excluding acquisition costs and environmental expense provisions, compared to $15.07 per share on a comparable basis in 2017. We now expect our 2018 effective tax rate to be in the low twenty percent range.”

The Company will conduct a conference call to discuss its financial results for the second quarter, and its outlook for the third quarter and full year 2018, at 11:00 a.m. EDT on Tuesday, July 24, 2018. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the July 24th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until August 13, 2018 at 5:00 p.m. EDT.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paints, coatings and related products to professional, industrial, commercial, and retail customers. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by

Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 110 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding the Valspar acquisition-related costs. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

	Three Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31, 2018 (guidance)
	2018	2018	Low	High

Diluted net income per share	$4.25	$6.86	$15.00	$15.20

Environmental expense provision	.25	.25	.25	.25

Transaction and integration costs	.62	.86	1.10	1.20

Purchase accounting impacts	.61	1.32	2.70	2.70

Total acquisition costs	1.23	2.18	3.80	3.90

Consolidated excluding Valspar acquisition costs and one-time items	5.73	9.29	$19.05	$19.35

Valspar operations income	1.31	2.39

New debt interest expense	(.40)	(.80)

Total Valspar income contribution (1)	.91	1.59

Adjusted diluted net income per share	$4.82	$7.70

(1) Valspar income contribution is not presented separately in the full year guidance as the acquisition annualized on June 1, 2018.

	Three Months Ended March 31,	Three Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,
	2017	2017	2017	2017

Diluted net income per share	$2.53	$3.36	$5.90	$18.67

One-time charge related to discontinued operations	—	.44	.44	.44

Diluted net income per share from continuing operations	2.53	3.80	6.34	19.11

One-time benefit from deferred income tax reductions				7.04

Transaction and integration costs	.08	.30	.38	.88

Purchase accounting impacts		.42	.42	2.12

Total acquisition costs	.08	.72	.80	3.00

Consolidated excluding Valspar acquisition costs and one-time items	2.61	4.52	7.14	15.07

Valspar operations income		.29	.29	1.72

New debt interest expense		(.19)	(.19)	(.92)

Total Valspar income contribution	—	.10	.10	.80

Adjusted diluted net income per share	$2.61	$4.42	$7.04	$14.27

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA). This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income from continuing operations computed in accordance with U.S. GAAP to EBITDA from continuing operations.

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	$ Change	% Change

Net income from continuing operations	$653,731	$599,803	$53,928	9.0%

Interest expense	185,054	82,424	102,630	124.5%

Income taxes	187,941	215,805	(27,864)	-12.9%

Depreciation	144,133	94,965	49,168	51.8%

Amortization	158,942	35,088	123,854	353.0%

EBITDA from continuing operations	$1,329,801	$1,028,085	$301,716	29.3%

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of anticipated cost synergies resulting from the acquisition of Valspar and the timing thereof; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:	Media Contact:

Bob Wells	Mike Conway

Senior Vice President, Corporate Communications &	Director, Corporate Communications

Public Affairs	Sherwin-Williams

Sherwin-Williams	Direct: 216.515.4393

Direct: 216.566.2244	Pager: 216.422.3751

rjwells@sherwin.com	mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Thousands of dollars, except per share data	2018	2017	2018	2017

Net sales	$4,773,796	$3,735,817	$8,738,802	$6,497,204
Cost of goods sold	2,735,168	2,001,200	5,013,327	3,419,534
Gross profit	2,038,628	1,734,617	3,725,475	3,077,670
Percent to net sales	42.7%	46.4%	42.6%	47.4%
Selling, general and administrative expenses	1,307,861	1,153,779	2,522,426	2,164,800
Percent to net sales	27.4%	30.9%	28.9%	33.3%
Other general expense - net	26,979	1,775	29,969	2,051
Amortization	73,893	28,918	158,942	35,088
Interest expense	93,507	56,729	185,054	82,424
Interest and net investment income	(559)	(3,091)	(2,177)	(4,371)
Other income - net	(1,139)	(12,496)	(10,411)	(17,930)

Income from continuing operations before income taxes	538,086	509,003	841,672	815,608
Income taxes	134,482	148,352	187,941	215,805

Net income from continuing operations	403,604	360,651	653,731	599,803

Loss from discontinued operations
Income taxes		41,540		41,540

Net loss from discontinued operations	—	(41,540)	—	(41,540)

Net income	$403,604	$319,111	$653,731	$558,263

Basic net income per share:
Continuing operations	$4.34	$3.89	$7.02	$6.47
Discontinued operations		(.45)		(.45)

Net income per share - basic	$4.34	$3.44	$7.02	$6.02

Diluted net income per share:
Continuing operations	$4.25	$3.80	$6.86	$6.34
Discontinued operations		(.44)	—	(.44)

Net income per share - diluted	$4.25	$3.36	$6.86	$5.90

Average shares outstanding - basic	92,926,421	92,841,148	93,132,993	92,695,853

Average shares and equivalents outstanding - diluted	94,884,187	94,968,636	95,258,956	94,697,439

The Sherwin-Williams Company and Subsidiaries

Business Segments (Unaudited)

Thousands of dollars	2018		2017
	Net External Sales	Segment Profit (Loss)	Net External Sales	Segment Profit (Loss)

Three Months Ended June 30:
The Americas Group	$2,625,057	$569,897	$2,437,655	$532,687
Consumer Brands Group	777,746	90,903	536,441	76,064
Performance Coatings Group	1,369,324	144,194	761,094	62,345
Administrative	1,669	(266,908)	627	(162,093)

Consolidated totals	$4,773,796	$538,086	$3,735,817	$509,003

Six Months Ended June 30:
The Americas Group	$4,705,472	$907,289	$4,389,401	$837,911
Consumer Brands Group	1,434,125	165,131	859,807	131,978
Performance Coatings Group	2,597,099	234,960	1,245,548	119,457
Administrative	2,106	(465,708)	2,448	(273,738)

Consolidated totals	$8,738,802	$841,672	$6,497,204	$815,608

The Sherwin-Williams Company and Subsidiaries

Consolidated Financial Position (Unaudited)

Thousands of dollars	June 30,
	2018	2017

Cash	$154,973	$210,049
Accounts receivable	2,625,066	2,377,874
Inventories	1,874,651	1,854,937
Other current assets	402,932	411,141
Short-term borrowings	(650,718)	(51,904)
Current portion of long-term debt	(1,179)	(701,101)
Accounts payable	(2,049,123)	(1,783,648)
Other current liabilities	(1,489,067)	(1,615,260)

Working capital	867,535	702,088
Net property, plant and equipment	1,776,378	1,889,917
Deferred pension assets	301,664	224,695
Goodwill and intangibles	12,457,724	13,180,647
Other non-current assets	581,761	568,138
Long-term debt	(9,722,918)	(10,751,284)
Postretirement benefits other than pensions	(276,796)	(253,434)
Deferred income taxes	(1,380,370)	(2,467,348)
Other long-term liabilities	(837,472)	(702,159)

Shareholders’ equity	$3,767,506	$2,391,260

Selected Information (Unaudited)

Thousands of dollars	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

The Americas Group - net new stores	18	20	22	33
The Americas Group - total stores	4,642	4,552	4,642	4,552
Performance Coatings Group - net new branches	(4)	—	(3)	—
Performance Coatings Group - total branches	287	290	287	290

Depreciation	$72,542	$50,370	$144,133	$94,965
Capital expenditures	59,573	42,156	101,826	83,635
Cash dividends	80,613	79,484	161,641	158,934
Amortization of intangibles	73,893	28,918	158,942	35,088

Significant components of Other general expense - net:
Provision for environmental related matters - net	31,253	1,110	32,018	1,629
(Gain) loss on sale or disposition of assets	(4,274)	665	(2,049)	422

Significant components of Other income - net:
Dividend and royalty income	(1,521)	(1,198)	(2,972)	(3,042)
Net expense from banking activities	2,450	2,513	4,686	4,985
Foreign currency transaction related losses (gains)	5,626	976	3,164	(2,610)
Other (1)	(7,694)	(14,787)	(15,289)	(17,263)

Intersegment transfers:
Consumer Brands Group	955,270	864,337	1,721,333	1,560,175
Performance Coatings Group	6,570	7,232	12,414	11,031
The Americas Group	220	2,021	273	4,361
Administrative	3,182	3,356	6,461	6,535

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company. No items are individually significant.